Filed pursuant to Rule 424(b)(3)
333-268618

BRIGHTHOUSE LIFE INSURANCE COMPANY

Supplement Dated October 2, 2023 to the

Prospectus Dated July 13, 2023 for

Brighthouse SmartGuard PlusSM

This supplement describes a change to the Brighthouse SmartGuard PlusSM life insurance policies (the “Policies”) issued by Brighthouse Life Insurance Company (“we” or “us”). This supplement should be read in its entirety and kept together with your prospectus for future reference. If you would like another copy of your prospectus, write to us at: Brighthouse Life Insurance Company, P.O. Box 4301, Clinton, IA 52733-4301, call us at (800) 882-1292 or access the Securities and Exchange Commission’s website at http://sec.gov. Certain terms used in this supplement have special meanings. If a term is not defined in this supplement, it has the meaning given to it in the prospectus.

Administrative Office Contact Information Change

Effective October 16, 2023, the contact information for the Administrative Office for various Policy transactions will change. Please use the contact information listed below.

Applications when purchasing the Policy, including initial Premium Payments	Brighthouse Life Insurance Company P.O. Box 4365 Clinton, IA 52733-4365 Fax: 877-245-2964 Or through your financial representative

Subsequent Premium Payments or Loan Repayments	Brighthouse Life Insurance Company P.O. Box 956067 St. Louis, MO 63195-6067 Fax: 877-246-8424

Death Claims	Brighthouse Life Insurance Company P.O. Box 4330 Clinton, IA 52733-4330 Fax: 877-245-8163

All Other Policy Transactions and Inquiries, including Surrenders, Loans, Transfers, Beneficiary and Ownership Changes, and Cancellations (Right to Examine Policy Period)	Brighthouse Life Insurance Company P.O. Box 4301 Clinton, IA 52733-4301 Phone: (800) 882-1292 Monday through Friday, 8:30AM to 6:30PM Eastern Time Or Fax to: Policyholder Services (877) 246-8424

SUPP-SGPLUS-DXC-1023

We will continue to accept requests and elections at the old address until close of the New York Stock Exchange on December 15, 2023. After this date, requests and elections, (including payments and loan repayments) sent to an address other than the ones provided above, may be returned or there may be a delay in processing requests or applying payments.

This change does not affect any of your contractual provisions. All rights and benefits you have with your Policy remain the same.

THIS SUPPLEMENT SHOULD BE READ AND RETAINED FOR FUTURE REFERENCE